4.0 Code of Ethics

4.1 Relevant Regulations

The Firm has adopted this Code of Ethics, (hereinafter referred to as the “Code”), in satisfaction of the requirements of Rule 204A-1 of the Investment Advisers Act of 1940. This rule, added to the Act of 1940 in July 2004, charged SEC-registered advisors with the responsibility of adopting a code of ethics that would require, among other things, the generation of ethical standards and compliance with the securities laws, safeguarding material non-public information, initial and annual reporting of securities holdings of access persons and providing disclosure about the advisor’s Code in the Firm’s brochure.

Castle Financial’s Code of Ethics is based on the principle that the advisor and its associated persons have a fiduciary responsibility to conduct business in the best interest of the clients. This must be done in such a manner as to avoid placing its own interests ahead of the clients, taking inappropriate advantage of its advisory position and/or creating conflicts of interest based on its position of trust and responsibility. Further, Section 206 of the Advisers Act prohibits advisors or other access persons from engaging in fraudulent, deceptive or manipulative conduct. The Firm’s Code of Ethics is intended to satisfy this provision of the Advisers Act as well and to ensure that we fulfill our responsibility to act solely in the best interest of our clients.

4.2 Risk

Castle Financial realizes that the SEC would commence an enforcement action if they fail to adopt and maintain a Code of Ethics, provide and train associated persons concerning its Code of Ethics or maintain required records pertaining to that Code of Ethics. The Firm is also aware of the potential damage to its reputation and community standing should it fail to adopt and adhere to an acceptable standard of conduct. It is further understood that violations of this Code by Al Procaccino, CFP® could result in sanctions imposed upon him by the Certified Financial Planner Board of Standards, Inc. (CFP Board).

4.3 Policy

It is the policy of Castle Financial to adopt and adhere to a Code of Ethics designed to satisfy all aspects of the Advisers Act while promoting high ethical standards among its IARs and staff in conducting the affairs of its clients.

4.4 Standards of Conduct

Castle Financial places the utmost priority on maintaining high standards of integrity and professionalism by its associated persons in the conduct of its advisory business. The greatest asset held by this Firm is the trust and confidence placed in it by the clients. It is incumbent upon all members of the Firm to maintain and adhere to the tenet that the clients’ interest is paramount in all that we do. The following procedures have been formulated to ensure that these fiduciary obligations are met. In addition, since Al Procaccino is a CERTIFIED FINANCIAL PLANNER TM professional, it is the policy of Castle Financial to incorporate into its Code of Ethics the principles of the CFP Board’s Code of Ethics and Professional Responsibilities as outlined below:

a)

Principle 1 – Integrity: IARs, employees and officers of Castle Financial will provide professional services with integrity. Integrity demands honesty and candor which must not be subordinated to personal gain and advantage. Employees of Castle Financial are placed in position of trust by clients and the ultimate source of that trust is the employee’s personal integrity. Allowance can be made for innocent error and legitimate differences of opinion, but integrity cannot co-exist with deceit or subordination of one’s principles.

b)

Principle 2 – Objectivity: IARs, employees and officers of Castle Financial will provide professional services objectively. Objectivity requires intellectual honesty and impartiality. Regardless of the particular service rendered or the capacity in which a certificant functions, employees should protect the integrity of their work, maintain objectivity and avoid subordination of their judgment.

c)

Principle 3 – Competence: IARs, employees and officers of Castle Financial will maintain the knowledge and skills necessary to provide professional services competently. Competence means attaining and maintaining an adequate level of knowledge and skill, and application of that knowledge and skill in providing services to clients. Competence also includes the wisdom to recognize the limitations of that knowledge and when consultation with other professionals is appropriate or referral to other professionals necessary. Employees make a continuing commitment to learning and professional improvement.

d)

Principle 4 – Fairness: IARs, employees and officers of Castle Financial will be fair and reasonable in all professional relationships, and all conflicts of interest will be disclosed. Fairness requires impartiality, intellectual honesty and disclosure of material conflicts of interest. It involves a subordination of one’s own feelings, prejudices and desires so as to achieve a proper balance of conflicting interest. Fairness is treating others in the same fashion that you would want to be treated.

e)

Principle 5 – Confidentiality: IARs, employees and officers of Castle Financial will protect the confidentiality of all client information. Confidentiality means ensuring that information is accessible only to those authorized to have access. A relationship of trust and confidence with the client can only be built upon the understanding that the client’s information will remain confidential.

f)

Principle 6 – Professionalism: IARs, employees and officers of Castle Financial will act in a manner that demonstrates exemplary professional conduct. Professionalism requires behaving with dignity and courtesy to clients, fellow professionals, and others in business related activities.

g)

Principle 7 – Diligence: IARs, employees and officers of Castle Financial will provide professional services diligently. Diligence is the provision of services in a reasonably prompt and thorough manner, including the proper planning for, and supervision of, the rendering of professional services.

4.4.1 Privacy and Confidentiality

Regulation S-P, put forth by the SEC in 2000 to safeguard the private, non-public information of advisory clients, is the foundation of Castle Financial’s privacy policy. Under this regulation, associated persons of Castle Financial are prohibited from disclosing confidential client information to any third party except:

a)

As necessary to provide services requested or authorized by the client or to maintain and provide service to the client’s account;

b)

As required by industry regulatory bodies or law enforcement agencies having jurisdiction over Castle Financial or as otherwise required by law; or

c)

To the extent reasonably necessary to counter fraud, unauthorized transactions or potential liabilities.

Client confidential information may include, but not be limited to, the following:

a)

Personal and account data;

b)

Allocation of assets within the client’s portfolio;

c)

Specific investments held within a client’s portfolio;

d)

Advice provided to the client by the Firm; and

e)

Analyses prepared for the client based on confidential information.

All associated persons of the Firm are bound to confidentiality regarding client information while associated as well as following their termination. Each associated person is required to review the Firm’s Privacy Policy annually, as evidenced by their signature on a certification form. Outside vendors employed by Castle Financial, who in the conduct of their services for the Firm may have access to confidential client information, are required to sign a Confidentiality Agreement.

4.4.2 Protection of Material, Non-Public Information

The use of material, non-public information in the trading of securities, commonly known as insider trading, may subject the Firm and its associated persons to stringent penalties by industry regulators, as well as to criminal and civil prosecution. IARs and other associated persons of the Firm are expected to maintain and protect the integrity of any material, non-public (insider) information they may be privy to until such time as it has been publicly disseminated.

Any IAR or associated person in possession of insider information is prohibited from participating in the following activities:

a)

Purchasing or selling securities for their own account(s), insider’s accounts or accounts over which they exercise discretion;

b)

Soliciting customer’s orders to either purchase or sell securities; or

c)

Disclosing insider information or any conclusions based on that information to any other person in or outside the Firm, except to either the CCO or the broker/dealer Compliance Department.

d)

Circulating rumors in any manner whatsoever.

Further, each IAR and staff member of the Firm is required to execute an annual confirmation of their understanding of and agreement to comply with the Firm’s Insider Trading Policy. These signed statements are maintained in the CCO’s files.

4.4.3 Personal Securities Holdings and Transactions

Under Rule 204A-1 of the Investment Advisers Act of 1940, all access persons and any immediate family members within their households must submit reports regarding their personal securities holdings and transactions.  These reports set forth all reportable securities in which the access person or immediate family member within their household has a beneficial interest.  “Reportable Securities” generally includes all securities except:

a)

U.S. government obligations;

b)

Bankers acceptance, certificates of deposit, commercial paper, and high-quality short-term instruments (including repurchase agreements);

c)

Money market funds;

d)

Shares of open-end mutual funds that are not managed or underwritten by the advisor or its affiliates; and

e)

Certain UITs that invest solely in open-end mutual funds that are not managed or underwritten by the advisor or its affiliates.

All access persons and any immediate family members within their households shall file an initial holdings report of all reportable securities holdings in which they have beneficial interest within ten (10) days after becoming an access person. The information must be current as of the date no more than forty-five (45) days prior to the date the person became an access person.

This report must contain the following information:

a)

The title and type of security, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, principal amount of each reportable security that the access person has any direct or indirect beneficial ownership;

b)

Name of broker/dealer or bank where the securities are held; and

c)

The date the access person submits the report.

This reporting requirement is satisfied by way of an initial submission to the CCO of all outside brokerage or bank account statements containing reportable securities held by access persons and/or immediate family members within their household. Access persons are also required to instruct any outside brokerage firms maintaining such accounts to forward duplicate copies of monthly or quarterly statements, as applicable, to the CCO and to the broker/dealer Compliance Department.

While Rule 204A-1 does not explicitly require an independent review of the CCO’s personal securities holdings report, as a matter of good internal control practice, Castle Financial does require the submission and review by an independent third party accordingly. Proffitt – Moore Consulting Services, an investment advisory consulting firm, has been retained by the Firm and charged with this independent oversight of the CCO’s personal securities holdings and transactions.

All access persons and immediate family members within their household are also required to subsequently submit an annual holdings report of all reportable securities to the CCO at least once in each 12-month period, on a date specified by the CCO. Information contained in this report must also be current as of a date no more than forty-five (45) days prior to the date the report was submitted.

All access persons and immediate family members within their household shall file a quarterly transaction report of all reportable securities transactions executed within the preceding quarter to the CCO within thirty (30) days of the end of each calendar quarter. This report must include the following information:

a)

Title and type of security;

b)

The exchange ticker symbol or CUSIP number;

c)

Date of the transaction;

d)

Nature of the transaction;

e)

Interest rate and maturity date of bond holdings;

f)

Number of shares;

g)

Price of the security at which the transaction was effected;

h)

Principal amount of each security involved;

i)

Name of broker/dealer or bank where the securities are held;

j)

The date the report was submitted.

This reporting requirement is waived if the following conditions exist:

a)

Securities are held within accounts where the access person has no direct or indirect influence or control;

b)

Transactions are conducted exclusively as part of an automatic investment plan;

c)

Where a transaction report would duplicate information contained in broker trade confirmations or account statements as long as those confirmations or statements are received no later than thirty (30) days after the end of the applicable calendar quarter.

The CCO will maintain a file of all access persons’ personal securities transactions. Access persons will instruct any outside brokerage firm maintaining such personal accounts to forward duplicate copies of monthly or quarterly statements, as applicable, to the CCO and to the broker/dealer Compliance Department. As previously noted, the CCO’s personal securities transactions will be submitted to Proffitt-Moore Consulting Services for independent review on a quarterly basis.

4.4.4 Trading Restrictions

Personal accounts of access persons are monitored against transactions executed within the accounts of advisory clients by the CCO to ensure that any trading restrictions imposed by either the Firm or the clients are complied with. Restrictions, if any, are addressed in detail in the Placing Trades section of this manual.

4.4.5 Review of Trades

The CCO or a designated alternate will review all trades of access persons on a quarterly basis to ensure that Personal Securities Holdings and Transactions procedures have been followed.

4.4.6 Gifts and Entertainment

FINRA Rule 3220(a) stipulates that Registered Representatives may be permitted to give gifts or gratuities subject to the one hundred dollar per individual per limitation specified in that rule. However, it is the position of the Firm that giving, receiving or soliciting gifts in a business environment may result in the appearance of impropriety or in the creation of a conflict of interest, in violation of this Code of Ethics. For this reason, IARs and others who are subject to this Code shall not accept inappropriate gifts, favors, entertainment, special accommodations or other items of material value that could influence their decision-making or foster a sense of obligation to another person or firm. Nor shall they offer any gifts, favors, entertainment or items of material value that could be viewed as overly generous or aimed at influencing decision-making of a client or fostering a sense of obligation in a client to Castle Financial or any of its associated persons.

4.4.7 Rumors

The volatility in the securities markets in recent years has demonstrated their sensitivity to the dissemination of unsubstantiated information or opinions by associated persons regarding specific securities, market sectors or the markets in general. This growing trend, commonly referred to as “rumor-mongering”, has recently drawn considerable interest from industry regulators. In mid-2008, the SEC, with the assistance of NYSE Regulation and FINRA, began a concerted effort to curb the erosion of market confidence created by this issue.

Section 206 of the Advisers Act makes it unlawful for investment advisers to directly or indirectly engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative, and Section 207of the Advisers Act makes it unlawful for investment advisers to willfully make untrue statements of material fact or willfully omit material fact in any registration application or report filed with the SEC. FINRA Rule 6140(e) and NYSE Rule 435(5) expressly prohibit the circulation of statements or information reasonably known to be false, misleading or sensationalized. FINRA Rule 2030, proposed in late 2008, seeks to enhance these existing rules by extending this prohibition to all securities, as opposed to just listed names. It further seeks to remove the “sensationalized” qualification currently stipulated in Rule 435(5).

It is Castle Financial’s policy to foster a culture of fair dealing with clients based on the use and dissemination of only substantiated, credible information relevant to specific securities, as well as to the securities markets in general. Castle Financial prohibits its associated persons from knowingly making statements, verbally or otherwise, regarding individual securities, market sectors or securities markets in general which are known to be or reasonably suspected to be false, misleading, and sensational or could potentially have a manipulative affect on the price of any securities.

4.5 Code of Ethics Violations

IARs, employees and officers subject to this Code shall promptly report any violation of the Code, real or perceived, including the discovery of any violation committed by another supervised person, to the CCO. The Firm’s management will not view such reports negatively, even if the reportable event, upon further review, is determined not to be a violation and the CCO has determined that the supervised person reported such apparent violation in good faith.

4.6 Code of Ethics Violation Sanctions

Upon discovering and investigating a violation of the Code of Ethics, the CCO may impose any sanctions as deemed appropriate, including verbal warnings, written warnings, disgorgement of profits, reversal of trades, and suspension of trading privileges and/or termination of employment or association.

4.7 Annual Acknowledgement

IARs and others who are subject to this Code will acknowledge, on an annual basis, their receipt, understanding and agreement to comply with the Firm’s Code of Ethics. These signed acknowledgements will be retained in the CCO’s files.

4.8 Record Keeping Requirements

The Firm will keep the following records regarding its Code of Ethics:

a)

Historic copies of the Code of Ethics;

b)

Historic listings of all supervised persons subject to the Code of Ethics;

c)

Supervised persons’ written acknowledgements of receipt of the Code of Ethics;

d)

Violations of the Code of Ethics and records of actions taken as a result of the violations; and

e)

All personal transaction reports made by supervised persons and/or copies of brokerage confirmations and statements.